EXECUTION VERSION

CREDIT AGREEMENT

dated as of

August 26, 2011

among

UMAMI SUSTAINABLE SEAFOOD INC.
and
BAJA AQUA-FARMS, S.A. DE C.V.,
as Borrowers

The Lenders Party Hereto

and

AMERRA CAPITAL MANAGEMENT, LLC
as Administrative Agent

i

SCHEDULES:

Schedule 2.01 — Commitments
Schedule 3.06 — Disclosed Matters
Schedule 3.09 — Taxes
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.07 — Existing Restrictions
Schedule A — Excluded Mexican Borrower Assets

EXHIBITS:

Exhibit A —	Form of Assignment and Assumption
Exhibit B —	Form of Note
Exhibit C —	Form of Guarantee Agreement
Exhibit D-1 —	Form of US Borrower Security Agreement
Exhibit D-2 —	Forms of Mexican Security Agreement

Exhibit D-3 —	Form of Pledge Agreement
Exhibit D-4 —	Form of Kali Security Agreement
Exhibit E —	Form of Subordination Agreement
Exhibit F —	Form of Warrant
Exhibit G —	Form of Management Rights Letter
Exhibit H-1 —	Form of Opinion of Borrower’s New York Counsel
Exhibit H-2 —	Form of Opinion of Icelandic Counsel
Exhibit H-3 —	Form of Opinion of Croatian Counsel
Exhibit H-4 —	Form of Opinion of Mexican Counsel
Exhibit H-5 —	Form of Opinion of Nevada Counsel
Exhibit I —	Form of Original Issue Discount Letter

CREDIT AGREEMENT dated as of August 26, 2011 by and among UMAMI SUSTAINABLE SEAFOOD INC., a Nevada corporation (the “US Borrower”); BAJA AQUA-FARMS, S.A. DE C.V., a Mexican corporation (the “Mexican Borrower”); the LENDERS party hereto; and AMERRA CAPITAL MANAGEMENT, LLC, as Administrative Agent.

WHEREAS, the Borrowers have requested that the Lenders provide extensions of credit to the Borrowers to refinance certain existing Indebtedness of the US Borrower and to finance the general working capital needs of the Mexican Borrower in connection with its tuna farming operations;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.   Defined Terms .  As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” means AMERRA Capital Management, LLC, a Delaware limited liability company, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an administrative questionnaire, in a form supplied by the Administrative Agent and provided to the Borrowers.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Advance Rate” means, at any time, fifty percent (50%) of the lesser of (A) the then fair market value of the Pledged Inventory as determined in the sole discretion of the Administrative Agent and (B) the Insured Value of the Pledged Inventory.

“Applicable EC Rate” means, at any time, sixty-seven percent (67%) of the Export Contract Value.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Atlantis Guarantor” means The Atlantis Group hf, an Icelandic corporation.

“Atlantis Pledge Agreement” means the pledge agreement made by Atlantis Guarantor in favor of the Administrative Agent, for benefit of the Lenders, substantially in the form of Exhibit D-3 hereto, pursuant to which Atlantis Guarantor shall grant a Lien upon the collateral security to secure the payment of the Secured Obligations referred to therein, as amended, supplemented or otherwise modified and in effect from time to time.

“Atlantis Security Documents” means, collectively, the Atlantis Pledge Agreement and all related documents, including but not limited to financing statements, which are required thereby to be filed with respect to the security interests in personal property created pursuant to the Atlantis Pledge Agreement.

“Aurora Guarantor” means Aurora Investments ehf, an Icelandic corporation.

“BBVA” means BBVA Bancomer, Sociedad Anónima, a Mexican Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer.

“BBVA Credit Agreement” has the meaning assigned to such term in Section 5.12.

“BBVA Waiver” has the meaning assigned to such term in Section 5.12.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the US Borrower or the Mexican Borrower, as the context may require, and “Borrowers” means, collectively, the US Borrower and the Mexican Borrower.

“Borrowing” means a borrowing consisting of simultaneous Loans made by each of the Lenders pursuant to Section 2.01.

“Borrowing Request” means a request by either Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which registered broker-dealers or commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP or Mexican GAAP, as may be the case, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP or Mexican GAAP, as may be the case.

“Certificate of Exemption” has the meaning assigned to such term in Section 2.11.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than (i) fifty-one percent (51%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of any Loan Party (other than Atlantis) or (ii) thirty-nine percent (39%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Atlantis (other than Equity Interests owned by Oli Valur Steindorsson); (b) occupation of a majority of the seats with the power to vote (other than vacant seats) on the board of directors of any Loan Party (other than Atlantis) by Persons who were neither (i) nominated by the board of directors thereof, as the case may be, nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of any Loan Party (other than Atlantis) by any Person or group; or (d) the failure (whether voluntary or involuntary) of Oli Valur Steindorsson to be directly or indirectly the beneficial owner of at least forty percent (40%) of all outstanding Equity Interests of Atlantis.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.09, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Account” means any non-interest bearing deposit account maintained in the name of the Administrative Agent for benefit of the Lenders.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.05, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The aggregate amount of the Lenders’ Commitments is $8,500,000.

“Commitment Reduction” has the meaning assigned to such term in Section 2.01.

“Commitment Termination Date” means the day falling thirty (30) days after the Effective Date.

“Compliance Certificate” means a certificate of a Financial Officer of the US Borrower or the Mexican Borrower, as the case may be, certifying as to compliance with all covenants under the Loan Documents, including borrowing base calculations relating to the Pledged Inventory and a report setting forth the insurance coverage constituting the Insured Value of the Pledged Inventory, together with evidence of then current insurance coverage.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time.

“Current Ratio” means, as of any date of determination, (i) for the US Borrower, the current assets of the US Borrower and its subsidiaries on a consolidated basis divided by the current liabilities of the US Borrower and its subsidiaries on a consolidated basis, determined on that date in accordance with GAAP; and (ii) for the Mexican Borrower, the current assets of the Mexican Borrower divided by the current liabilities of the Mexican Borrower, determined on that date in accordance with Mexican GAAP.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Dollars” or “USD” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests“ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the US Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the US Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the US Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the US Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the US Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Mexican Borrower Assets” means the assets listed on Schedule A attached hereto.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder or any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income  by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or imposed as a result of a present or former connection between any such recipient and the jurisdiction imposing such tax (other than connections arising from such recipient having executed, delivered, become a party to and/or performed its obligations hereunder or any Loan Document, received payments hereunder or any Loan Document, received or perfected a security interest hereunder or any Loan Document, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding tax (other than Mexican Withholding Taxes) that is imposed on amounts payable to a Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.11(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 2.11(a) and (d) any taxes imposed pursuant to FATCA.

“Export Contract” means, collectively, those purchase or sale contracts between the purchaser therein described and the Mexican Borrower or Kali, as the case may be, pursuant to which the Mexican Borrower or Kali, as may be applicable, shall agree to supply the Product to such purchaser.

“Export Contract Value” means the then fair market value of the Product made subject to any Export Contract and assigned to the Administrative Agent, as determined in the sole discretion of the Administrative Agent.

“FATCA” mean Sections 1471 through 1474 of the Code and any applicable Treasury Regulations promulgated thereunder or published administrative guidance implementing such sections.

"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any of the Loan Parties, the chief financial officer, principal accounting officer, treasurer or controller thereof.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than (i) the United States of America (in case of Loans made to the US Borrower) or (ii) the United Mexican States (in the case of Loans made to the Mexican Borrower).  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, the United Mexican States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement” means any guarantee agreement, substantially in the form of Exhibit C hereto, pursuant to which each Guarantor shall guarantee the Guaranteed Obligations referred to therein, as amended, supplemented or otherwise modified and in effect from time to time.

“Guarantors” means, collectively, Atlantis Guarantor, Aurora Guarantor, Oceanic Guarantor, Oli Valur Steindorsson, an individual residing at 1115 Majestad, Chula Vista, California 91910, and any other subsidiary that becomes a guarantor pursuant to Section 6.04(b).

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Insured Value” means, at any time with respect to the Pledged Inventory, the stated value set forth on the insurance coverage relating thereto as such is then maintained by the Loan Parties.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP or Mexican GAAP, as may be the case, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount, capitalized research and development costs, fishing concessions and deferred financing costs.

“Kali” means Kali Tuna d.o.o., a Croatian  corporation.

“Kali Security Agreement” means the security agreement made by Kali in favor of each Lender, substantially in the form of Exhibit D-4 hereto, pursuant to which Kali shall grant a Lien upon the collateral security to secure the payment of the Secured Obligations referred to therein, as amended, supplemented or otherwise modified and in effect from time to time.

“Kali Security Documents” means, collectively, the Kali Security Agreement, and all financing statements (or equivalent documents) required thereby to be filed with respect to the security interests in personal property created pursuant to the Kali Security Agreement.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means the London interbank offered rate published by Reuters (or other commercially available source providing quotations of British Bankers Association LIBOR Rate as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on the Effective Date and thereafter on each one-month anniversary thereof, applicable to Dollar deposits in the approximate amount of the aggregate principal amount of the Loans and having a maturity comparable to one (1) year.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, assignment, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (other than preference rights which a shareholder of any Person may hold for the purchase of shares to be sold by another shareholder in such Person), and (d) in the case of the Mexican Borrower, a “generic lien” with respect to its assets.

“Loan” means an extension of credit made by the Lenders to either Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, each Note, each Guarantee Agreement, the Security Documents, each Subordination Agreement and the Warrant Documents.

“Loan Parties” means, collectively, the Borrowers, each Guarantor and each Affiliate of the Borrowers providing a Lien with respect to personal property in favor of the Administrative Agent hereunder.

“Management Rights Letter” means the letter agreement, substantially in the form of Exhibit G hereto, pursuant to which the Borrowers shall grant to the Administrative Agent certain rights to access and information disclosure.

“Marpesca” means Marpesca, S.A. de C.V., a Mexican corporation.

“Marpesca Shares Pledge Agreement” means any of the security agreements entered into by the Mexican Borrower pledging its interest in forty-nine percent (49%) of the Equity Interests in Marpesca in favor of the Administrative Agent, for benefit of the Lenders, substantially in the form of Exhibit D-2, or otherwise in form and substance satisfactory to the Administrative Agent, pursuant to which such holders shall grant a Lien upon the collateral security to secure the payment of the Secured Obligations referred to therein, as amended, supplemented or otherwise modified and in effect from time to time.

“Marpesca Security Documents” means, collectively, each of the Marpesca Shares Pledge Agreements and all related documents, including but not limited to financing statements, which are required thereby to be filed with respect to the security interests in personal property created pursuant to any Marpesca Shares Pledge Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrowers, (b) the ability of any of the Loan Parties to perform any of their respective obligations under this Agreement or any of the other Loan Documents, or (c) the rights of or benefits available to the Lenders under this Agreement or the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Loan Parties in an aggregate principal amount exceeding $500,000.

“Mexican Borrower” means Baja Aqua-Farms, S.A. de C.V., a corporation organized under the United Mexican States.

“Mexican GAAP” means generally accepted accounting principles in the United Mexican States.

“Mexican Security Agreement” means any of the security agreements made by the Mexican Borrower in favor of the Administrative Agent, for benefit of the Lenders, (i) substantially in the form of Exhibit D-2 hereto, pursuant to which the Mexican Borrower shall grant a Lien upon the collateral security to secure the payment of the Secured Obligations referred to therein, which property of the Mexican Borrower to be so pledged shall include the Product together with any and all equipment that is necessary for the production or transport thereof, as amended, supplemented or otherwise modified and in effect from time to time.

“Mexican Security Documents” means, collectively, each of the Mexican Security Agreements and all related documents, including but not limited to financing statements, which are required thereby to be filed with respect to the security interests in personal property created pursuant to any Mexican Security Agreement.

“Mexican Withholding Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority domiciled in the United Mexican States.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“MXN” refers to lawful money of the United Mexican States.

“Net Working Capital” means, as of any date of determination, (i) for the US Borrower, the current assets of the US Borrower and its subsidiaries on a consolidated basis less the current liabilities of the US Borrower and its subsidiaries on a consolidated basis, determined on that date in accordance with GAAP; and (ii) for the Mexican Borrower, the current assets of the Mexican Borrower less the current liabilities of the Mexican Borrower, determined on that date in accordance with Mexican GAAP.

“Note” means each promissory note of the Borrowers, substantially in the form of Exhibit B hereto, delivered to the Administrative Agent in accordance with Section 2.06.

“Oceanic Guarantor” means Oceanic Enterprises, Inc., a California corporation.

“Original Issue Discount Letter” means the letter agreement, substantially in the form of Exhibit I hereto, pursuant to which each Note shall be issued with original issue discount as described therein.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, original issuance discount, fees and expenses of counsel, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the relevant Borrower or any subsidiary thereof;

(g) other statutory Liens incidental to the conduct of its business by the relevant Borrower or any subsidiary thereof or the ownership of its property and assets that (i) were not incurred in connection with the incurring of Indebtedness or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(h) Liens on property or assets of a subsidiary to secure obligations of such subsidiary to a Borrower, but only with the prior written consent of the Administrative Agent;

(i) any Lien granted to Administrative Agent, for the benefit of the Lenders; and

(j) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (i) not overdue or (ii) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books in conformity with GAAP.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness that is not expressly permitted under this Agreement.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the US Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Inventory” means the Product owned by the Loan Parties and pledged as collateral security to the Administrative Agent for benefit of the Lenders pursuant to the Security Documents.

“Prepayment Amount” means, with respect to any repayment or prepayment of a Loan on a day prior to the Termination Date other than as provided under Section 2.06(a) and Section 2.07(c), one hundred and one percent (101%) of the principal amount so prepaid.

“Product” means pacific bluefin tuna, more specifically described as Thunnus orientalis, and northern bluefin tuna, more specifically described as Thunnus thynnus.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing at least fifty-one percent (51%) of the sum of the total Credit Exposures and unused Commitments at such time.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in either Borrower, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in either Borrower, or that relates to a shareholder or director capacity with respect to either Borrower (such as management fees, extensions of credit or consulting fees), or (iii) any option, warrant or other right to acquire any such Equity Interests in either Borrower.

“Security Documents” means, collectively the Kali Security Documents, the Atlantis Pledge Agreement, the Mexican Security Documents, the Marpesca Security Documents, the US Borrower Security Agreement, any other document pursuant to which any Lien is granted or perfected by any Loan Party to the Administrative Agent as security for the Loans or any other obligations under the Loan Documents and all Uniform Commercial Code financing statements (or equivalent documents) required to be filed with respect to the security interests in personal property created pursuant to the US Borrower Security Agreement or other aforementioned document.

“S&P” means Standard & Poor’s.

“Subordinated Indebtedness” means, collectively, Indebtedness for which either Borrower is directly and primarily liable and which is made subject to a Subordination Agreement.

“Subordination Agreement” means any subordination agreement, substantially in the form of Exhibit E hereto, pursuant to which the parties thereto shall agree to the subordination of Indebtedness owed by either Borrower on terms and conditions acceptable to the Administrative Agent and the Lenders, in their sole discretion, as amended, supplemented or otherwise modified and in effect from time to time.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Tangible Net Worth” means, as of any date of determination, (i) for the US Borrower, shareholders’ equity of the US Borrower and its subsidiaries on a consolidated basis minus the Intangible Assets of the US Borrower and its subsidiaries on a consolidated basis, determined on that date in accordance with GAAP; and (ii) for the Mexican Borrower, shareholders’ equity of the Mexican Borrower minus the Intangible Assets of the Mexican Borrower, determined on that date in accordance with Mexican GAAP.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means April 2, 2012.

“Total Liabilities” means, as of any date of determination, (i) for the US Borrower, all liabilities of the US Borrower and its subsidiaries on a consolidated basis, determined on that date in accordance with GAAP; and (ii) for the Mexican Borrower, all liabilities of the Mexican Borrower determined on that date in accordance with Mexican GAAP.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, and the use of the proceeds thereof.

“US Borrower” means Umami Sustainable Seafood Inc., a Nevada corporation.

“US Borrower Security Agreement” means the security agreement made by the US Borrower in favor of the Administrative Agent, for benefit of the Lenders, substantially in the form of Exhibit D-1 hereto, pursuant to which the US Borrower shall grant a Lien upon the collateral security to secure the payment of the Secured Obligations referred to therein, as amended, supplemented or otherwise modified and in effect from time to time.

“US Borrower Security Documents” means, collectively, the US Borrower Security Agreement and all related documents, including but not limited to financing statements, which are required thereby to be filed with respect to the security interests in personal property created pursuant to the US Borrower Security Agreement.

“Warrant” means each Warrant Certificate dated August 26, 2011 and issued to a Lender substantially in the form of Exhibit F hereto, pursuant to which the Lenders collectively shall have the right to acquire 500,000 ordinary shares of the US Borrower, as amended, supplemented or otherwise modified and in effect from time to time.

“Warrant Documents” means, collectively, each Warrant Purchase Agreement and each Warrant.

“Warrant Purchase Agreement” means each Warrant Purchase Agreement between the US Borrower and the Lenders, pursuant to which the Lenders shall agree to the purchase of the Warrants from the US Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.       Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03.       Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or Mexican GAAP, as the case may be, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP, Mexican GAAP, or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP, Mexican GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP or Mexican GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision  amended in accordance herewith.

ARTICLE II

The Loans

SECTION 2.01.       Commitment.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrowers on or after the Effective Date, but prior to the Commitment Termination Date, in an aggregate principal amount that will not result in such Lender’s Credit Exposure exceeding such Lender’s Commitment; provided, however, the aggregate amount of the Lenders’ Commitments shall be reduced by an amount equal to $2,150,000 (the “Commitment Reduction”) in the event that (a) the BBVA Waiver has not been obtained by the Borrowers pursuant to Section 5.12, or (b) absent the delivery of the BBVA Waiver by the Borrowers, the financing by the Lenders or their Affiliates and the related termination of the BBVA Credit Agreement contemplated under Section 5.13 fail to occur by October 31, 2011.  Amounts borrowed under this Section and repaid or prepaid may not be re-borrowed.

SECTION 2.02.       Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of either Borrower to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.03.       Request for Borrowings.  To request a Borrowing, the relevant Borrower shall notify the Administrative Agent of such request by telephone or email not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the relevant Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          the location and number of the Borrower’s account to which funds are to be disbursed; and

(iv)          such other information as may be requested by the Administrative Agent.

The Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.       Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of the relevant Borrower maintained with a financial institution reasonably acceptable to the Administrative Agent in New York City and designated by the relevant Borrower in the applicable Borrowing Request.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the relevant Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the relevant Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the relevant Borrower, the interest rate applicable to the Loans funded in connection with such Borrowing.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05.       Termination or Reduction of Commitments.  Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.  The Commitments shall be automatically reduced by an amount equal to the Commitment Reduction upon the occurrence of any event described in the proviso of  Section 2.01.

SECTION 2.06.       Repayment of Loans; Evidence of Debt.  (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date; provided, the Borrowers shall make four (4) repayments of such unpaid principal amount of the Loans then outstanding as follows: $1,500,000 on November 30, 2011; $1,500,000 on December 31, 2011; $1,500,000 on January 31, 2012 and $2,000,000 on February 29, 2012.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) based on the information provided by the Lenders, the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall constitute, absent manifest error, prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)           The Loans shall be evidenced by one or more promissory notes of the Borrowers payable to the Administrative Agent for the account of the Lenders in a total principal amount equal to the amount of the aggregate Commitments as originally in effect or such lesser amount as may then be applicable.  Each Note shall be dated the date of the delivery of such Note to the Administrative Agent.  Each of the Administrative Agent and each Lender hereby agree that it shall not (a) take any illegal action with respect to the enforcement of its rights under any Note or (b) enforce its rights in any jurisdiction through legal action or otherwise to collect any amounts owed under any Note to the extent such amounts have been paid by the Borrowers to the Administrative Agent for the account of the Lenders and  not returned to the Borrowers for any reason.  Each of the Administrative Agent and each Lender hereby acknowledge that the Notes are governed by Mexican law.

SECTION 2.07.       Voluntary and Mandatory Prepayments of Loans.  (a)  The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided, on the date of prepayment, the Borrowers agree that the Loans then being prepaid shall be deemed to have been called by the Lenders, and the Borrowers shall pay to the Administrative Agent for benefit of the Lenders the related Prepayment Amount relating to such Loans; provided, however, that no Prepayment Amount shall be payable in connection with any prepayment (i) from the proceeds of any Export Contract or (ii) occurring within fifteen (15) days of the Termination Date.

(b)          The Borrowers shall notify the Administrative Agent by telephone (confirmed by facsimile) or email of any prepayment hereunder not later than 11:00 a.m., New York City time, two (2) Business Days before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.09.

(c)           In the event that the aggregate principal amount of the Loans then outstanding shall at any time exceed either the Applicable Advance Rate or the Applicable EC Rate, the Borrowers shall within three (3) days thereof prepay the Loans in an amount which would result in compliance with Section 6.08(d) or (e), as the case may be.

(d)           In the event the insurance policies maintained by the Borrowers with respect to the Pledged Inventory shall cease to be available in sufficient coverage amounts at any time, as such may be determined by the Administrative Agent in its sole discretion, the Borrowers shall within five (5) days of notice thereof from the Administrative Agent prepay the then outstanding principal amount of the Loans.

SECTION 2.08.       Interest.  (a)  The Loans shall bear interest at the LIBO Rate plus eleven percent (11%) per annum; provided, however, in the event the BBVA Waiver has not been obtained by the Borrowers within thirty (30) days from the Effective Date, the Loans shall bear interest at the LIBO Rate plus twelve percent (12%) per annum.

(b)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate provided in paragraph (a) of this Section.

(c)           Accrued interest on each Loan shall be payable monthly in arrears on the last Business Day of each month and on the Termination Date for such Loan; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)           All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.09.       Increased Costs.  (a)  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)           impose on any Lender any other condition affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender, its holding company or its Affiliate, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.10.       Break Funding Payments.  In the event of the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.11.       Taxes.  (a)  Any and all payments by or on account of any obligation of any Borrower hereunder or any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if such Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the applicable Borrower shall pay any Other Taxes (except to the extent already paid under clause (a) above) to the relevant Governmental Authority in accordance with applicable law.

(c)           The applicable Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder or any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Lender Deliverables.

(i)           Each Lender shall deliver to the relevant Borrower and to the Administrative Agent, upon the written request of the applicable Borrower, such completed and executed documentation prescribed by applicable laws or by the Governmental Authorities of any jurisdiction, including the United Mexican States, and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or  not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction in respect of such Taxes and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or any other Loan Document or otherwise to establish such Lender’s status for Tax purposes in the applicable jurisdiction; provided, however, that this Section 2.11(e) shall only apply if the relevant Borrower shall have given such Lender timely written notice of such certification, information, document, reporting or other similar requirement at such time and in such manner as shall give such Lender a reasonable opportunity to comply with such request (or, if requested by the Lender, such Borrower shall have timely prepared and filed any such forms or documents on behalf of the Lender at such Borrower’s sole expense as shall be necessary to comply with such request) and such Lender shall not have determined in its sole opinion determined in good faith that compliance with such requirement would create a risk of unindemnified adverse consequences to such Lender or any of its Affiliates.

(ii)           Without limiting the foregoing, with respect to Loans made to the US Borrower, each Lender that is not a Foreign Lender shall, on or before the date it becomes a party to this Agreement or any other Loan Document, deliver to the US Borrower and the Administrative Agent a complete and executed U.S. Internal Revenue Service Form W-9 certifying that such Lender is organized under the laws of the United States.  Each Foreign Lender with respect to Loans made to the US Borrower shall, on or before the date it becomes a party to this Agreement or any other Loan Document, deliver to the US Borrower and the Administrative Agent (a) two copies of a properly completed and duly executed U.S. Internal Revenue Service Form W 8-BEN, Form W-8IMY or Form W-8ECI, as applicable, or any subsequent versions thereof or successors thereto, together with any information required to be submitted with such form, certifying that such Foreign Lender is entitled to an exemption from U.S. federal withholding tax on all payments by Loan Parties under this Agreement and the other Loan Documents, and (b) in the case of a Foreign Lender with respect to Loans made to the US Borrower claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement, certification or document reasonably requested by the US Borrower or the Administrative Agent certifying that such Foreign Lender is entitled to such exemption from U.S. federal withholding tax on payments under any Loan Document (each document in (a) and (b) being referred to as a “Certificate of Exemption”).  In addition, each Foreign Lender with respect to Loans made to the US Borrower shall deliver a Certificate of Exemption promptly upon the obsolescence or invalidity of any Certificate of Exemption previously delivered by such Foreign Lender or upon the request of the US Borrower or the Administrative Agent.  Each Foreign Lender with respect to Loans made to the US Borrower shall promptly notify the US Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered Certificate of Exemption to the US Borrower and the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this subsection (e), a Foreign Lender with respect to Loans made to the US Borrower shall not be required to deliver any form, certificate or document pursuant to this subsection (e) that such Foreign Lender is not legally able to deliver; provided, however, that if a Foreign Lender with respect to Loans made to the US Borrower does not deliver a Certificate of Exemption or has previously delivered a Certificate of Exemption pursuant to this Section 2.11(e) but is no longer legally able to or otherwise does not provide a Certificate of Exemption in accordance with the terms hereof (other than by reason of a Change in Law), then such Foreign Lender shall not be entitled to any payment pursuant to Section 2.11(a) with respect to any Indemnified Taxes or Other Taxes that are attributable to such Foreign Lender’s inability or failure to deliver a Certificate of Exemption in accordance with the terms hereof.

(f)           If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the relevant Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the relevant Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the relevant Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to such Borrower or any other Person, except as may be required by any Governmental Authority under applicable law.

(g)           If a payment made to a Lender hereunder or under the other Loan Documents would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable requirements of FATCA, such Lender shall deliver to the US Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the US Borrower or the Administrative Agent, such documentation prescribed by applicable law and such additional documentation reasonably requested by the US Borrower or the Administrative Agent as may be necessary for the US Borrower and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

SECTION 2.12.       Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, or fees, or of amounts payable under Section 2.09, 2.10 or 2.11, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 1185 Avenue of the Americas, New York, New York, except that payments pursuant to Sections 2.09, 2.10, 2.11 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall only distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

SECTION 2.13.      Mitigation Obligations.  If any Lender requests compensation under Section 2.09, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 or 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Administrative Agent and the Lenders as of the date hereof that:

SECTION 3.01.       Organization; Powers.  Each of the Loan Parties is duly organized, validly existing, in good standing and in compliance under the laws of the jurisdiction of its organization, as well as its internal rules and regulations, including, but not limited to, its by-laws (or equivalent) and articles of incorporation (or equivalent), has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.       Authorization; Enforceability.  The Transactions are within the corporate powers of the Loan Parties and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by the Loan Parties party thereto and constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Loan Parties party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  Further, each of the Loan Documents relating to the Mexican Borrower have been duly executed and delivered by the Mexican Borrower and constitutes a legal, valid and binding obligation of the Mexican Borrower.

SECTION 3.03.       Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Loan Parties or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Loan Parties or their assets, or give rise to a right thereunder to require any payment to be made by the Loan Parties, and (d) will not result in the creation or imposition of any Lien on any asset of the Loan Parties except Permitted Encumbrances.  Further, all applicable concessions and licenses relating to either boating or fishing which are necessary for each of the Loan Parties to conduct its business as conducted on the date of this Agreement have been obtained or made and are in full force and effect.

SECTION 3.04.       Financial Condition; No Material Adverse Change.  (a)  The financial statements of the US Borrower included in the SEC Reports (as defined in the Warrant Purchaser Agreement) comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission (or any successor body) with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the consolidated financial position of the US Borrower and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

(b)           Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in Schedule 3.04 hereto or as set forth in the SEC Reports, there has been no event, occurrence or development that, individually or in the aggregate, has had or that would result in, or reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05.      Properties.  (a)  Each of the Loan Parties has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)           Each of the Loan Parties owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.       Litigation and Environmental Matters.  (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any of the Loan Parties, threatened against or affecting any of the Loan Parties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)           Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)           There has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07.       Compliance with Laws and Agreements.  Each of the Loan Parties is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  As of the date hereof, no Default has occurred and is continuing.

SECTION 3.08.       Investment Company Status.  None of the Loan Parties is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.       Taxes.  Except as set forth on Schedule 3.09, each of the Loan Parties has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.       ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $2,500,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $2,500,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11.       Disclosure.  The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any of the Loan Parties is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.       Product and Pledged Inventory.  All Pledged Inventory, is maintained and stored in top-quality condition and in good marketable, readily saleable condition, with no defects in title.

ARTICLE IV

Conditions

SECTION 4.01.       Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent (or its counsel) shall have received from each party thereto a counterpart signed on behalf of such party of the following:

(i)            this Agreement;

(ii)           each Note;

(iii)          each Guarantee relating to each Guarantor;

(iv)          the US Borrower Security Documents;

(v)           the Mexican Security Documents;

(vi)          the Marpesca Security Documents;

(vii)         the Kali Security Documents;

(viii)        the Atlantis Security Documents;

(ix)           the Subordination Agreement relating to the Indebtedness of the US Borrower to Atlantis;

(x)           the Subordination Agreement relating to the Indebtedness of the US Borrower to Aurora; and

(xi)          the Warrant Documents.

(b)           The Administrative Agent shall have received evidence, in form and substance satisfactory to the Required Lenders, that all filing and recording fees, stamp duties and taxes in connection with the Security Documents have been duly paid within the legally prescribed time to the relevant Governmental Authorities, if any, in each applicable jurisdiction, and (ii) that all Security Documents have been duly stamped, registered and recorded, as applicable, in each applicable jurisdiction (or the Lenders have received a legal opinion in form and substance satisfactory to the Administrative Agent from the Borrower’s counsel in such applicable jurisdiction that such Security Documents have been delivered, and are in proper form for, stamping, registration and recording, and upon the payment of any applicable fees, the applicable authority in such applicable jurisdiction will be obligated to stamp, register and record such Security Documents).

(c)           The Administrative Agent shall have received (i) evidence of the maintenance of all insurance required to be maintained by the Loan Parties pursuant to Section 5.05 and evidence that the Administrative Agent (on behalf of the Lenders) has been named an additional insured or loss payee under such insurance, and copies of all policies relating to such insurance and (ii) a Pledged Inventory report describing the Pledged Inventory existing on the Effective Date, in form and substance satisfactory to the Administrative Agent.

(d)           The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders) of:

(i) Loeb & Loeb LLP, special New York counsel for the Loan Parties, substantially in the form of Exhibit H-1,

(ii) Logos, special Icelandic counsel, substantially in the form of Exhibit H-2,

(iii) Wolf Theiss, special Croatian counsel, substantially in the form of Exhibit H-3,

(iv) Galicia Abogados, S.C., special Mexican counsel, substantially in the form of Exhibit H-4, and

(iv) Lionel Sawyer & Collins LLP, special Nevada counsel for the Loan Parties, substantially in the form of Exhibit H-5,

with each opinion also covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request.  The Borrowers hereby requests each such counsel to deliver such opinion.

(e)           The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(f)           The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, Financial Officer or director of each Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(g)           The Lenders shall have received, sufficiently in advance of the Effective Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

(h)           The Administrative Agent shall have received the Management Rights Letter dated the date hereof and signed by the President and/or director of each Borrower.

(i)            The Administrative Agent shall have received the Original Issue Discount Letter dated the date hereof and signed by the President and/or director of each Borrower.

(j)            The Administrative Agent shall have received all original certificates, if any, representing the pledged shares referred to in the Security Documents accompanied by undated share transfers executed and delivered in blank in form and substance satisfactory to the Administrative Agent.

(k)           Each Loan Party that is not incorporated or formed under, or a resident of, the United States shall have appointed the Process Agent in a manner satisfactory to the Administrative Agent and shall have furnished evidence in form and substance satisfactory to the Administrative Agent of such appointment and acceptance by such process agent to the Administrative Agent.

(l)            The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(m)          The Administrative Agent shall have received such other documents, filings, instruments and papers relating to the documents referred to herein and the Transactions as any Lender or counsel to the Administrative Agent shall reasonably request.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.       Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct on and as of the date of such Borrowing.

(b)           At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by each of the Borrower and the Guarantor on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 5.01.       Financial Statements; Other Information.  The Borrowers will furnish to the Administrative Agent and each Lender:

(a)           within ninety (90) days after the end of each fiscal year of the US Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of nationally recognized standing or otherwise acceptable to the Administrative Agent (without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the US Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           within forty five (45) days after the end of each of the first three (3) fiscal quarters of the US Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the US Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           within thirty (30) days after the end of each month of each fiscal year of each of the Mexican Borrower and Kali, commencing for the month ending August 31, 2011, its internally prepared financial management reports, certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of (i) the Mexican Borrower and its consolidated subsidiaries and (ii) Kali, and in each case such management reports shall be accompanied by a certified convenience translation to Dollars;

(d)           within five (5) days after the end of each month of each fiscal year of the Borrowers, then current fish reports maintained by the Borrowers, Pledged Inventory reports for each of the related Loan Parties, a schedule as to secured Indebtedness then owed by the Loan Parties, any written communication with insurance carriers with respect to the Pledged Inventory, any written communication with fish insurance brokers and underwriters and a Compliance Certificate of the Borrowers with respect to such month;

(e)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the US Borrower (i) certifying as to whether a Default has occurred during the period covered by such financial statement and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) stating whether any change in GAAP or Mexican GAAP, as the case may be, or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(f)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the US Borrower with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be

(g)           promptly upon its issuance by the Mexican Borrower (and no more than two (2) days after each such issuance), a copy of any notice for a meeting of its shareholders or its board of directors, together with a detailed summary of any decisions proposed to be taken at any such meeting, and after any such meeting has taken place, a copy in due course of either: (i) the formalized version of the meeting with its registration data in the public registry of the corporate domicile of the Mexican Borrower or, if urgent to the Administrative Agent, a letter from the Notary Public certifying that it is in the process of registration, or (ii) a duly signed record of the meeting recorded in the relevant corporate registry book; and

(h)          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any of the Loan Parties, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02.       Notices of Material Events.  The US Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any of the Loan Parties that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties in an aggregate amount exceeding $500,000; and

(d)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the US Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.       Existence; Conduct of Business.  Each of the Borrowers and the other subsidiaries of the US Borrower will, respectively, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.       Payment of Obligations.  Each of the Borrowers and the other subsidiaries of the US Borrower will, respectively, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the relevant Borrower or such Affiliate thereof has set aside on its books adequate reserves with respect thereto in accordance with GAAP or Mexican GAAP, as the case may be, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.       Maintenance of Properties; Insurance.  Each of the Borrowers and the other subsidiaries of the US Borrower will, respectively, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, setting forth thereon the Administrative Agent for benefit of the Lenders as “loss payee” or “co-insured” (as the case may be) and providing for not less than thirty (30) days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

SECTION 5.06.       Books and Records; Inspection Rights.  Each of the Borrowers and the other subsidiaries of the US Borrower will, respectively, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Each of the Borrowers and the other subsidiaries of the US Borrower will, respectively, permit any representatives designated by the Administrative Agent or any Lender, upon at least two (2) days prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  Absent the occurrence and continuance of a Default, inspections shall not be conducted more than once in any fiscal quarter.

SECTION 5.07.       Compliance with Laws.  Each of the Borrowers and the other subsidiaries of the US Borrower will, respectively, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.       Use of Proceeds.  The proceeds of the Loans will be used solely (i) to re-finance certain existing Indebtedness of the US Borrower owed to UTA Capital LLC, a Delaware limited liability company in the original principal amount of $3,125,000, (ii) to finance the working capital needs of the Mexican Borrower relating to its farming operations with respect to the Product and (iii) to pay all fees and expenses incurred in connection with the consummation of the Transactions.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09.       Assignment of Export Contracts.  Upon execution, but in any event no later than September 30, 2011, the Mexican Borrower or Kali, as the case may be, will assign to the Administrative Agent for the benefit of the Lenders all right, title and interest to the proceeds relating to Export Contracts having an aggregate value thereunder of no less than $12,700,000, pursuant to assignment agreements that are in form and substance satisfactory to the Administrative Agent.

SECTION 5.10.       Collateral Account.

(a)           The Borrowers shall instruct and at all times direct each purchaser party to an Export Contract that has been assigned to the Administrative Agent to make all payments owing to the Borrower thereunder directly to the Collateral Account.  In the event that either Borrower receives any payments that should have been sent to the Collateral Account, such Borrower will, promptly upon receipt (and in any event within one Business Day of receipt), forward such payments directly to the Collateral Account.  Until so forwarded, such payments shall be held in trust for the benefit of the Administrative Agent.  If all Secured Obligations then due and payable shall have been paid in full, any balance remaining in the Collateral Account shall, upon the request of the Borrowers, be returned to an account of the Borrowers specified in writing by either Borrower or its successors or assigns or as a court of competent jurisdiction may direct.

(b)           The Collateral Account and the funds therein shall be under the exclusive dominion and control of the Administrative Agent, and neither Borrower nor any other Person shall be permitted to make withdrawals therefrom without the prior written consent of the Administrative Agent; provided, that the foregoing shall not prevent the Borrowers from receiving funds therein in accordance with Section 5.10(a); provided, further, if an Event of Default shall have occurred and be continuing, the Administrative Agent shall be entitled to apply such amounts in the Collateral Account to the obligations of the Borrowers hereunder in such order and manner as it shall determine in its sole discretion.

SECTION 5.11.       Corporate Proceedings.  The Borrowers will permit a representative designated by the Administrative Agent (the “Observer”) to attend each meeting of its shareholders or board of directors, respectively, and will provide timely notice thereof to the Administrative Agent.  The Administrative Agent for themselves and on behalf of the Observer agree that the confidentiality provisions of any document or agreement binding on the Borrowers shall apply to materials and information received by the Observer.  Notwithstanding the foregoing, in the event that, in the reasonable judgment of any Borrower, the attendance of the Observer at a meeting or any portion thereof and/or the receipt of any materials or information would create a conflict of interest for the Administrative Agent or any Lender under this Agreement, the Observer shall abstain from participating in any such meeting or portion thereof or not be entitled to receipt of such materials and other information.

SECTION 5.12.       Request of Waivers/Authorizations.  (a)  The Borrowers shall within thirty (30) days of the Effective Date obtain from BBVA any and all authorizations and waivers, in form and substance satisfactory to the Administrative Agent (collectively, the “BBVA Waiver”), which are required to permit the Administrative Agent to be granted a pledge or mortgage, as the case may be, with respect to any and all assets of the Mexican Borrower which are not directly pledged as collateral security in connection with that certain credit agreement between the Mexican Borrower and BBVA (as in effect on the date hereof, the “BBVA Credit Agreement”), which agreement is referenced in Schedule 6.07 hereto.  Copies of the BBVA Waiver shall be promptly submitted by the Borrowers to the Administrative Agent, but in any event within twenty-four (24) hours after being obtained.  To the extent required under the BBVA Credit Agreement, the Borrowers shall cause the BBVA Waiver to incorporate therein the express consent of BBVA with respect to the Transactions.  For the avoidance of doubt, any breach of this Section 5.12(a) by the Borrowers shall not cause the occurrence of an Event of Default.

(b) Within three (3) days of the receipt of the BBVA Waiver, the Borrowers shall enter into such agreements, in form and substance satisfactory to the Administrative Agent, required to permit the Administrative Agent to be granted a pledge with respect to any and all assets of the Mexican Borrower which are not directly pledged as collateral security in connection with the BBVA Credit Agreement, other than the Excluded Mexican Borrower Assets.  The Mexican Borrower will cause such agreements to be properly notarized and filed for registration within twenty-four (24) hours after execution and promptly, but in any event within two (2) days of filing, provide evidence of such filing in form and substance satisfactory to the Administrative Agent.  The Mexican Borrower shall deliver evidence of the registration of each such agreement in form and substance satisfactory to the Administrative Agent within thirty (30) days of filing, or, with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld, but subject to advice from its legal counsel), an extended period of time agreed among the parties due to delays in registration that are not attributable to the Mexican Borrower.

SECTION 5.13.       Termination with BBVA.  (a)  In the event any Lender or Affiliate thereof is willing to provide financing, on terms reasonably satisfactory to the Mexican Borrower, in an amount sufficient to repay the current Indebtedness outstanding under the BBVA Credit Agreement, the Mexican Borrower shall, in connection with the consummation of such financing, (i) terminate the BBVA Credit Agreement and obtain releases as to all assets of the Mexican Borrower pledged to BBVA as collateral security thereunder and (ii) promptly, but in any event within twenty-four (24 hours) after such termination, deliver to the Administrative Agent written evidence of the termination of the BBVA Credit Agreement and written certification from the financial warehouse which issued bonds under the BBVA Credit Agreement to the effect that such bonds have then been duly cancelled or have been cancelled and returned to the Mexican Borrower.

(b)  In the event the BBVA Credit Agreement is terminated in accordance with this Section, the Mexican Borrower shall, concurrently with such termination, pledge in favor of the Administrative Agent any and all assets of the Mexican Borrower which have been released upon such termination of the BBVA Credit Agreement.  The Mexican Borrower will cause the agreements pledging such assets to be properly notarized and filed for registration within twenty-four (24) hours after execution and promptly, but in any event within two (2) days of filing, provide evidence of such filing in form and substance satisfactory to the Administrative Agent.  The Mexican Borrower shall deliver evidence of the registration of each such agreement in form and substance satisfactory to the Administrative Agent within thirty (30) days of filing, or, with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld, but subject to advice from its legal counsel), an extended period of time agreed among the parties due to delays in registration that are not attributable to the Mexican Borrower.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 6.01.       Indebtedness.  Each of the Borrowers and the other subsidiaries of the US Borrower will not, respectively, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness created hereunder;

(b)           Indebtedness existing on the date hereof and set forth in Schedule 6.01, including any Subordinated Indebtedness, and any extensions, renewals or replacements of any such Indebtedness, but only to the extent that the principal amount of such Indebtedness that is extended, renewed or replaced under this clause (b) does not increase after the date hereof;

(c)           Indebtedness of either Borrower incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $500,000 at any time outstanding;

(d)           Indebtedness of any Person (other than Guarantees by such Person of Indebtedness of others) that becomes a subsidiary of the US Borrower after the date hereof; provided that such Indebtedness exists at the time such Person becomes a subsidiary of the US Borrower and is not created in contemplation of or in connection with such Person becoming a subsidiary of the US Borrower;

(e)           Indebtedness of either Borrower as an account party in respect of trade letters of credit;

(f)            Subordinated Indebtedness;

(g)           Indebtedness arising from judgments or decrees not deemed to be an Event of Default under sub-section (k) of Article VII hereof;

(h)           Indebtedness acquired or assumed pursuant to an acquisition expressly permitted hereunder, which Indebtedness was in existence at the time of the consummation of such acquisition and not incurred in contemplation thereof (and any renewals, refinancings, and extensions thereof that do not increase the outstanding principal amount thereof and are otherwise on substantially similar terms to such existing Indebtedness);

(i)            Indebtedness arising in connection with endorsement of deeds and negotiable and other instruments for deposit and/or collection in the ordinary course of business;

(j)            Indebtedness consisting of the financing of insurance premiums arising in the ordinary course of business;

(k)           Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments, earn-outs or similar obligations in connection with the acquisition or disposition of assets of any Borrower otherwise permitted herein;

(l)            Indebtedness of either Borrower or Kali incurred to increase any biomass or to fund the harvesting of any biomass;

(m)          other secured Indebtedness in an aggregate principal amount not exceeding $5,000,000 at any time outstanding (and extensions, renewals and replacements of any such Indebtedness); and

(n)           other unsecured Indebtedness in an aggregate principal amount not exceeding $500,000 at any time outstanding.

SECTION 6.02.       Liens.  Each of the Borrowers and the other subsidiaries of the US Borrower will not, respectively, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Permitted Encumbrances;

(b)           any Lien on any property or asset of any of the Loan Parties existing on the date hereof and securing Indebtedness permitted by Section 6.01(b) and as set forth in Schedule 6.02 and Liens on replacements, extensions, renewals, refinancings of such Indebtedness (as permitted under Section 6.01(b)); provided that such Lien shall not apply to any other property or asset of any of the Loan Parties;

(c)           any Lien existing on any property or asset prior to the acquisition thereof by the US Borrower or existing on any property or asset of any Person that becomes a subsidiary of the US Borrower after the date hereof prior to the time such Person becomes such a subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a subsidiary of the US Borrower, as the case may be, (ii) such Lien shall not apply to any other property or assets of the US Borrower, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a subsidiary of the US Borrower, as the case may be;

(d)           Liens on fixed or capital assets acquired, constructed or improved by either Borrower; provided that (i) such security interests secure Indebtedness permitted by clause (c) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 70% of the cost of acquiring, constructing or improving such fixed or capital assets, and (iv) such security interests shall not apply to any other property or assets of the relevant Borrower, whether or not pledged as collateral security to the Administrative Agent; and

(e)           Liens on any biomass to secure Indebtedness permitted to be incurred pursuant to Section 6.01(l).

SECTION 6.03.       Fundamental Changes.  (a) Without the prior approval of the Required Lenders, the Borrowers and the other subsidiaries of the US Borrower will not, respectively, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of their respective subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, or perform any actions which may cause any of the above to occur, except for the following:

(i)            a subsidiary of the US Borrower (other than Mexican Borrower) may merge with (i) a Borrower (provided that such Borrower shall be the continuing or surviving Person) or (ii) any other Loan Party (provided that such Loan Party shall be the continuing or surviving Person);

(ii)           with the prior written consent of the Administrative Agent, a subsidiary of the US Borrower (other than Mexican Borrower) may sell, lease, transfer or otherwise dispose of any of its assets to (i) a Borrower or (ii) any other Loan Party;

(iii)          with the prior written consent of the Administrative Agent, a subsidiary of the US Borrower (other than Mexican Borrower) may merge with or sell, lease, transfer or otherwise dispose of any of its assets to any other US subsidiary;

(iv)          leases of real property or subleases of real property that are made in the ordinary course of business and which do not interfere with its business,

(v)           licenses or sublicenses of intellectual property in the ordinary course of business; and

(vi)          dispositions of assets resulting from a casualty or condemnation event.

(b)           The Borrowers and the other subsidiaries of the US Borrower will not, respectively, engage to any material extent in any business other than businesses of the type conducted on the date of execution of this Agreement and businesses reasonably related thereto.  The Borrowers and the other Loan Parties will not amend their respective by-laws (or equivalent documents) to modify the corporate purpose as in existence on the date hereof without the consent of the Administrative Agent.

SECTION 6.04.       Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrowers and the other subsidiaries of the US Borrower will not, respectively, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)           Permitted Investments;

(b)           investments by any of such Loan Parties in the capital stock of their respective subsidiaries (i) existing on the date hereof or (ii) held or acquired after the date hereof, but in the case of clause (ii) solely to the extent approved by the Administrative Agent in its sole discretion and; provided that any newly acquired or created subsidiary shall have entered into a Guarantee Agreement and Security Documents satisfactory to the Administrative Agent;

(c)           Guarantees constituting Indebtedness permitted by Section 6.01;

(d)           in the case of a merger, amalgamation or other combination including a Borrower, such Borrower shall be the surviving entity, the business to be acquired shall be similar or complementary to the lines of business of the Borrowers and so long as the Borrowers (i) have obtained the prior written consent of the Administrative Agent and (ii) shall be in full compliance in all material respects with the Loan Documents both prior to and after giving pro forma effect to such transaction; and

(e)           in the case of a merger, amalgamation or other combination including a Loan Party (other than a Borrower), such Loan Party shall be the surviving entity so long as the Borrowers (i) have obtained the prior written consent of the Administrative Agent and (ii) shall be in full compliance in all material respects with the Loan Documents both prior to and after giving pro forma effect to such transaction.

SECTION 6.05.       Restricted Payments.  The Borrowers will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrowers may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) subsidiaries of the Borrowers may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrowers may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrowers (but not to the extent such Restricted Payment may be characterized as a loan or a payment for any type of service to any shareholder or director of either Borrower), and (d) the US Borrower may make Restricted Payments in connection with the Warrant and in connection with any other warrant issued by the US Borrower.

SECTION 6.06.       Transactions with Affiliates.  The Borrowers and the other subsidiaries of the US Borrower will not, respectively, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the US Borrower and its subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.05 and (d) other transactions expressly permitted by this Agreement.

SECTION 6.07.       Restrictive Agreements.  The Borrowers and the other subsidiaries of the US Borrower will not, respectively, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrowers or the other subsidiaries of the US Borrower to create, incur or permit to exist any Lien upon any of its property or assets; or (b) the ability of any subsidiary of the US Borrower to pay dividends or other distributions with respect to any shares of its capital stock, or to make or repay loans or advances to the Borrowers or any other subsidiary of the US Borrower, or to Guarantee Indebtedness of the Borrowers or any other subsidiary of the US Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.07 (and any extension or renewal of, or any amendment or modification that does not expand the scope of, any such restriction or condition), (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.08.       Financial Covenants.

(a)           The US Borrower shall not:

(i)            Tangible Net Worth. Permit the Tangible Net Worth of the US Borrower to be less than US$21,000,000 at any time during the period beginning on the Effective Date.

(ii)           Maximum Leverage Ratio.  Permit the ratio of (i) the Total Liabilities of the US Borrower to (ii) the Tangible Net Worth of the US Borrower to be greater than 4.25 to 1.0 at any time beginning on the Effective Date.

(iii)           Minimum Current Ratio.  Permit the Current Ratio of the US Borrower to be less than 1.30 to 1.0 at any time beginning on the Effective Date.

(iv)           Working Capital.  Permit the Net Working Capital of the US Borrower to be less than US$16,000,000 at any time during the period beginning on the Effective Date.

(v)           Maximum Indebtedness.  Permit the Total Liabilities of the US Borrower to be more than US$85,000,000 at any time during the period beginning on the Effective Date.

(b)           The Mexican Borrower shall not:

(i)            Tangible Net Worth. Permit the Tangible Net Worth of the Mexican Borrower to be less than MXN 220,000,000 at any time during the period beginning on the Effective Date.

(ii)           Maximum Leverage Ratio.  Permit the ratio of (i) the Total Liabilities of the Mexican Borrower to (ii) the Tangible Net Worth of the Mexican Borrower to be greater than 1.0 to 1.0 at any time beginning on the Effective Date.

(iii)          Minimum Current Ratio.  Permit the Current Ratio of the Mexican Borrower to be less than 1.75 to 1.0 at any time beginning on the Effective Date.

(iv)          Working Capital.  Permit the Net Working Capital of the Mexican Borrower to be less than MXN 140,000,000 at any time during the period beginning on the Effective Date.

(v)           Maximum Indebtedness.  Permit the Total Liabilities of the Mexican Borrower to be more than MXN 200,000,000 at any time during the period beginning on the Effective Date.

(c)           The Borrowers shall not:

(i)           Applicable Advance Rate.  Permit the aggregate principal amount of the Loans then outstanding at any time to exceed the Applicable Advance Rate.

(ii)           Applicable EC Rate.  Permit the aggregate principal amount of the Loans then outstanding at any time to exceed the Applicable EC Rate.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)           either Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           either Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of any of the Loan Parties in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect when made or deemed made;

(d)           either Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(f), 5.02, 5.03, 5.08, 5.09, 5.10, 5.11, 5.12(b) and 5.13(b) or in Article VI;

(e)           either Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article and in Section 5.12(a)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrowers (which notice will be given at the request of any Lender);

(f)           either Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (following any required notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any of the Loan Parties or its debts, or of a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any of the Loan Parties or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           any of the Loan Parties shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any of the Loan Parties or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            any of the Loan Parties shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more final judgments for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against any of the Loan Parties and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any of the Loan Parties to enforce any such judgment;

(l)            an ERISA Event shall have occurred that, in the opinion of the Administrative Agent, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any of the Loan Parties in an aggregate amount exceeding (i) $500,000 in any year or (ii) $500,000 for all periods;

(m)          a Change in Control shall occur;

(n)           any of the Security Documents shall cease to be in full force and effect, or shall cease in any material respect to grant to the Administrative Agent for benefit of the Lenders the rights, powers and privileges purported to be created thereby; or

(o)           A Material Adverse Effect shall occur;

then, and in every such event (other than an event with respect to any of the Loan Parties described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any of the Loan Parties described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

(a)           Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.  Each of the Lenders hereby grants to the Administrative Agent a commercial agency (comisión mercantil) for purposes of acting on its behalf as set forth herein.  Each of the Lenders acknowledges and agrees that execution hereof, and performance of the rights and obligations contemplated hereunder by the Administrative Agent, constitutes a commercial agency (comisión mercantil) pursuant to articles 273, 274 and other applicable provisions of the Mexican Commerce Code (Código de Comercio.

(b)           The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

(c)           The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of the Loan Parties that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)           The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)           The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(f)           Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrowers.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a financial institution or an Affiliate thereof.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(g)           Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01.       Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)           if to the US Borrower, to it at 1230 Columbia Street Suite 440, Attention of the Chief Financial Officer (Facsimile No. 619.544.9178);

with a copy to:

Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154,Attention of Jeffrey Fried (Facsimile No. 212.208.4406);

(ii)           if to the Mexican Borrower, to it at Calle 12-211 Parque Industrial Fondeport, El Sauzal, Ensenada BC CP 22760, Attention of Benito Sarmiento (Facsimile No. 011 52 646 175 8562);

(iii)         if to the Administrative Agent, to AMERRA Capital Management, LLC, 1185 Avenue of the Americas, New York, New York 10036, Attention of Craig Tashjian, (Facsimile No. (212) 843-5949; Email: ctashjian@amerracapital.com); and

(iv)         if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or either Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.       Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.12(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the  written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent,.

SECTION 9.03.       Expenses; Indemnity; Damage Waiver.  (a)  The Borrowers shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including expenses relating to the due diligence process, the perfection of security interests in any property or other collateral and the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans.

(b)           Each Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by either Borrower, or any Environmental Liability related in any way to either Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c)           To the extent that either Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)           To the extent permitted by applicable law, neither Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable promptly and not later than fifteen (15) Business Days after written demand therefor.

SECTION 9.04.       Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder or the other Loan Documents except in accordance with this Section and no Lender may assign any of its rights and obligations under any Note independently of the rights and obligations under the Credit Agreement.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)           Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent or any Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Agent otherwise consents;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)           the assignee, if it shall not be a Lender or an Affiliate of a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and its related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09, 2.10, 2.11 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement and the other Loan Documents that does not comply with this Section 9.04 shall be treated for purposes of this Agreement and the other Loan Documents as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder or an Affiliate of a Lender), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.12(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)           Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents and (D) the applicable Lender, acting for this purpose as agent of the Borrowers, shall maintain a register in which it enters the names and addresses of each Participant to which such Lender has sold participations and the amount of each Participant’s interest in such Lender’s rights and/or obligations under this Agreement and the other Loan Documents (the “Participant Register”), provided that the entries in the Participant Register shall be conclusive, and such Lender shall treat each Participant whose name is recorded in the Participant Register as the owner of the related rights and/or obligations.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09, 2.10 and 2.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.09 or 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender (with respect to Loans made to the US Borrower) if it were a Lender shall not be entitled to the benefits of Section 2.11 unless the applicable Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of such Borrower, to comply with Section 2.11(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.       Survival.  All covenants, agreements, representations and warranties made by any of the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.09, 2.10, 2.11 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.       Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.       Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of either Borrower against any of and all the Obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such Obligations may not have then matured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.       Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and for purposes of such submission expressly and irrevocably waives the jurisdiction of any other court that may correspond to it by reason of its present or future domicile or otherwise (collectively, the “Specified Courts”), in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)           The Mexican Borrower hereby irrevocably and unconditionally appoints United Corporate Services, Inc. with an office on the date hereof at 10 Bank Street, Suite 560, White Plains, New York 10606 and its successors hereunder (the “Process Agent”), as its authorized agent to receive on behalf of itself and its respective properties service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding brought in any Specified Court. Such service may be made by mailing or delivering a copy of such process to the Borrowers in care of the Process Agent at the address specified above for the Process Agent, and each Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  Each Borrower further consents to service of process which may be served in any action or suit brought in any Specified Court by mailing copies thereof by registered or certified mail, postage prepaid, to such Borrower at its address for notices hereunder, such service to become effective thirty (30) days after mailing.  Failure of the Process Agent to give notice to the Borrowers, or failure of the Borrowers to receive notice of such service of process, shall not affect in any way the validity of such service on the Process Agent or the Borrowers.  Each Borrower covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such.  In the event that at any time such Process Agent shall for any reason cease to maintain an office in New York County, or cease to act as Process Agent, then, as an alternate method of service, each Borrower irrevocably consents to the service of any and all process in any such suit, action or proceeding in any Specified Court by delivering via international recognized courier service of copies of such process to the Borrowers at its respective address specified in accordance with Section 9.01.  Each Borrower acknowledges and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction. Each Borrower irrevocably consents to service of process in the manner provided for notices in Section 9.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.       Judgment Currency.  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder to any party hereunder in one currency into another currency, the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures such party could purchase the first currency with such other currency in New York City on the day which is two (2) Business Days prior to the day on which final judgment is rendered. To the fullest extent permitted by law, the obligation of any party in respect of any sum payable hereunder by it to any other party hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such other party of any sum adjudged to be so due in the Judgment Currency such other party may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency which could have been so purchased is less than the sum originally due to such other party in the Agreement Currency, such first party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such other party against such deficiency, and, if the amount of the Agreement Currency which could have been so purchased exceeds the sum originally due to such other party, such other party agrees to remit to such first party such excess; provided that neither any Lender nor the Administrative Agent shall have any obligation to remit any such excess as long as the Borrowers shall have failed to pay any Lender or the Administrative Agent, as the case may be, any obligations due and payable under this Agreement, in which case such excess may be applied to such obligations of the Borrowers hereunder in accordance with the terms of this Agreement.

SECTION 9.11.       Immunity.  To the extent that either Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, each Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and the other Loan Documents.  Each Borrower agrees that the waivers set forth above shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such act.

SECTION 9.12.       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.13.       Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.14.       Confidentiality.  (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrowers.  For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their respective business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)           EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.15.       Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.  If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower.

SECTION 9.16.       USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

SECTION 9.17.       Entire Agreement.  This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements among the parties.

SECTION 9.18.       No Fiduciary Duty.  The Administrative Agent, each Lender, and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrowers, their stockholders and/or their affiliates.  Each Borrower agrees that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Borrower, its stockholders or its affiliates, on the other.  The Borrowers acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrowers, on the other, and (ii) in connection therewith, (x) no Lender in its capacity as such has assumed an advisory or fiduciary responsibility in favor of the Borrowers, their respective stockholders or affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) and (y) each Lender in its capacity as such is acting solely as principal and not as the agent or fiduciary of the Borrowers, its management, stockholders, creditors. Each Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UMAMI SUSTAINABLE SEAFOOD INC., as US Borrower

By	/s/
Name:
Title:

BAJA AQUA-FARMS, S.A. DE C.V., as Mexican Borrower

By	/s/
Name:
Title:

Credit Agreement

AMERRA CAPITAL MANAGEMENT, LLC, individually and as Administrative Agent,

By	/s/
Name:
Title:

AMERRA AGRI FUND, LP,
as Lender

By: AMERRA Capital Management, LLC,
Investment Manager

By	/s/
Name:
Title:

AMERRA AGRI OPPORTUNITY FUND, LP,
as Lender

By: AMERRA Capital Management, LLC,
Investment Manager

By	/s/
Name:
Title:

JPMORGAN CHASE RETIREMENT PLAN,
as Lender

By: AMERRA Capital Management, LLC,
Investment Manager

By	/s/
Name:

Credit Agreement

Schedule 2.01

COMMITMENTS

Lender	Commitments

AMERRA Agri Fund, L.P.	$3,187,500.00

AMERRA Agri Opportunity Fund, L.P.	$3,187,500.00

JP Morgan Chase Retirement Plan	$2,125,000.00

Total:	$8,500,000.00

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Schedule 3.06

DISCLOSED MATTERS

NONE

1

Schedule 3.09

TAXES

Umami has engaged McGladrey & Pullen, LLC to review the status of its corporate tax filings and to prepare any necessary returns.  Their initial review show that Umami needs to file its U.S. federal and state tax returns for the period from March 2009 until June 2010 when the company was known as Lions Gate Lighting Corp. and for the period of March 2010 – June 2010 for its subsidiary Bluefin Acquisition Group.  McGladrey has begun this process and we will file such returns when completed.  Umami does not expect to owe any taxes due to its operating loss position during this period.

The Federal Court on Fiscal and Administrative Justice presided over a nullity case against the definitive ruling on fiscal credits contained in official document number 324-SAT-02-III-1.2-13855, dated July 16th, 2007, issued by the Local Office of the Fiscal Auditing Bureau of Tijuana, in which the tax authorities attempted to charge Baja a fiscal credit in the total amount of $21,002,538.70, plus $1,418,039.80 as an additional profit share – all for the fiscal year which ran from January 1st to December 31st of 2002.  The appeal against that ruling was filed to the court on July 4th, 2008, and it was accepted on the 15th of that same month and year. It was assigned case number 2371/08-01-01-6, and a sentence was issued on October 8th, 2010, in which the First Northwestern Regional Court I of the Federal Court for Fiscal and Administrative Justice declared the complete nullity of the ruling being contested; that is to say, the one which ordered the fiscal credits mentioned in the preceding paragraph. The nullity ordered, as can be seen in the sentence in question, is due to a failure to respect the procedures established by the Fiscal Code of the Nation.  Since the Tax Authorities were not in agreement with the ruling favoring the interests of Baja, they brought an Appeal for Review, which was received on November 23rd, 2010; for this reason, in order to defend the ruling in question, Baja brought another case, which was for a Joinder Review (for the purpose of sustaining the original ruling – t.n.), for which reason it now corresponds to the Collegiate Circuit Court, which has its residency in the city of Mexicali, Baja California, to issue a definitive ruling on this matter.

1

Schedule 6.01

EXISTING INDEBTEDNESS

At August 24, 2011 based on exchange rates of same date

1) Indebtedness owing by Umami Sustainable Seafood Inc. to Ray Garea and Alan Fournier in an amount equal $5,624,000.

2) Indebtedness owing by Umami Sustainable Seafood Inc. to UTA Capital LLC in an amount equal $3,370,000.

3) Indebtedness owing by Umami Sustainable Seafood Inc.  to Aurora Investments ehf in an amount equal to $4,000,000.

4) ) Indebtedness owing by Umami Sustainable Seafood to The Atlantis Group hf up to an amount equal to $15,000,000.

5) Indebtedness owing by Kali Tuna d.o.o. to Erste & Steiermaerkische Bank d.d. in an amount equal to $20,573,000.

6) Indebtedness owing by Kali Tuna d.o.o. to Volksbank in an amount equal to $1,610,000.

7) Indebtedness owing by Kali Tuna d.o.o. to PBZ in an amount equal to $3,599,000.

8) Indebtedness owing by Baja Aqua-Farms, S.A. de C.V. to BBVA Bancomer, S.A., Institucion de Banca Multipler in an amount equal to $4,020,000.

1

Schedule 6.02

EXISTING LIENS

1) Liens on specific biomass of Baja Aqua-Farms, S.A. de C.V. securing indebtedness owed to BBVA Bancomer, S.A., Institucion de Banca Multipler and to UTA Capital LLC.

2) Liens on shares of Bluefin Acquisition Group, Inc. owned by Umami Sustainable Seafood, Inc. securing indebtedness owing to UTA Capital, Inc.

3) Liens on specific biomass, boats and other physical assets of Kali Tuna d.o.o. securing indebtedness owing to Erste Bank, Volksbank and PBZ.

4) Liens on specific biomass of Baja Aqua-Farms, S.A. de C.V. securing indebtedness owed to Ray Garea and Alan Fournier.

5) Liens in favor of the Mexican Internal Revenue Service on three vessels of Baja Aqua-Farms, S.A. de C.V. as described below:

A) Orca, File number 0991 Title deed number 41,930
B) Ocean Dawn, File number 1145 Title deed number 49,127
C) Orion, File number 4372 Title deed number 106,674.

1

Schedule 6.07

EXISTING RESTRICTIONS

Credit facility agreement, dated as of July 5, 2010 and amended on July 24, 2011, between BBVA Bancomer, S.A., Institucion de Banca Multipler and Baja Aqua-Farms, S.A. de C.V. restricts pledges on fixed assets of Baja Aqua-Farms, S.A. de C.V.

1

Schedule A

EXCLUDED MEXICAN BORROWER ASSETS
Vessels:

1.	Orca, File number 0991, Title deed number 41,930
2.	Ocean Dawn, File number 1145, Title deed number 49,127
3.	Orion, File number 4372, Title deed number 106,674

Product in the following cages:
Cage#	Approximate Kilograms	Pledged to
T11-10	123,676.85	Ray Garea & Alan Fournier
T12-10A	91,481.52	Ray Garea & Alan Fournier
T12-10B	56,351.91	Ray Garea & Alan Fournier
T15-10A	47,949.10	Ray Garea & Alan Fournier
T20-10	46,677.07	Ray Garea & Alan Fournier
T21-10	106,970.42	Ray Garea & Alan Fournier
T22-10	61,914.18	Ray Garea & Alan Fournier
T1-11	26,072.92	Ray Garea & Alan Fournier
T2-11	42,796.00	Ray Garea & Alan Fournier
T3-11	52,988.00	Ray Garea & Alan Fournier
T4-11	52,988.00	Ray Garea & Alan Fournier
T5-11	78,158.70	Ray Garea & Alan Fournier
T11-11	36,915.00	Ray Garea & Alan Fournier

T8-11	63,362.03	UTA Capital LLC
T9-11	49,471.00	UTA Capital LLC
T10-11	47,022.00	UTA Capital LLC
T12-11	56,250.00	UTA Capital LLC
T13-11	64,625.00	UTA Capital LLC
T14-11	59,175.00	UTA Capital LLC

1

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower(s):	______________________________

4.	Administrative Agent:	______________________, as the administrative agent under the Credit Agreement

5.	Credit Agreement:
Credit Agreement dated as of August  26, 2011 among Umami Sustainable Seafood Inc. and Baja Aqua-Farms, S.A. de C.V., as Borrowers, the Lenders parties thereto, AMERRA Capital Management, LLC as Administrative Agent, and the other agents parties thereto]

1

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$		%
	$	$		%
	$	$		%

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower[, the Loan Parties] and [its] [their] Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

1	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.
2    Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

[Consented to and]3 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By
Title:

[Consented to:]4

[NAME OF RELEVANT PARTY]

By
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other [Loan Document], (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the [Loan Documents] or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender with respect to Loans made to the US Borrower, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.            Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Annex 1, page 1

3.            General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1, page 2